                NEWS FLASH:

     ABERDEEN ASIA-PACIFIC INCOME FUND ANNOUNCES RECONVENING OF
         THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 1, 2001
(New York, NY, May 10, 2001) -- Aberdeen Asia-Pacific Income Fund, Inc. (formerly known as The First Australia Prime Income Fund, Inc.), a closed-end bond fund (ASE: FAX / PSE: FAX), today announced that its Annual Meeting of Shareholders reconvened on Thursday May 10, 2001, was adjourned to permit further solicitation of proxies with respect to the proposals to amend the Fund's investment objective, investment policies, and investment restrictions.

These proposals will be considered when the Annual Meeting is reconvened on June 1, 2001 at 1:00 p.m. at 30 Rockefeller Plaza, 23rd Floor, New York, NY.

The Fund noted the solicitation of proxies has resulted to date in shareholder voting instructions at a ratio of approximately 4 to 1 in favor of the proposals.

At a special meeting of the Board of Directors held on April 26, 2001, the Board determined to withdraw from consideration at the Annual Meeting a proposal (Proposal 3D) to eliminate the requirement that any subsequent changes in the Fund’s investment policies be approved by shareholders. In reaching its decision, the Board considered concerns expressed by shareholders that shareholders retain their ability to vote on any such subsequent changes to the Fund’s investment policies. Accordingly, at the adjourned Annual Meeting on June 1, 2001, shareholders will be asked to vote on only Proposals 3A, 3B, and 3C.

The Board of Directors recommends that shareholders vote in favor of Proposals 3A, 3B, and 3C and urges shareholders to sign and mail their proxy cards promptly.

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The First Australia Prime Income Fund, now renamed Aberdeen Asia-Pacific Income Fund, sent to shareholders of record March 5, 2001 a Proxy Statement dated March 19, 2001. The Board of Directors is seeking shareholder approval to amend the Fund’s investment objective, investment policies and restrictions. Please contact Innisfree M&A, the Proxy Solicitor at 800-750-5834 for registered and beneficial shareholder voting procedures.

THE ANNUAL MEETING HAS BEEN ADJOURNED UNTIL JUNE 1, 2001 TO
PROVIDE SHAREHOLDERS ADDITIONAL TIME TO VOTE ON CERTAIN ITEMS.
PLEASE VOTE YOUR SHARES TODAY!